Exhibit 99.2

Contact:	800 S. Douglas Road, 12th Floor
J. Marc Lewis, Vice President-Investor Relations	Coral Gables, Florida 33134
305-406-1815	Tel: 305-599-1800
305-406-1886 fax	Fax: 305-406-1960
marc.lewis@mastec.com	www.mastec.com

For Immediate Release

MasTec Increases Guidance for 2008 and Issues Guidance for

the 2009 Calendar Year

Coral Gables, FL (October 6, 2008) — MasTec, Inc. (NYSE: MTZ) today announced that due to the pending acquisition of Wanzek, the acquisition of the Nsoro wireless business and other recent developments which affect the Company’s previously issued financial expectations, it is again raising its guidance for 2008 and is issuing its initial guidance for 2009.

Jose Mas, MasTec’s President and CEO, commented, “Recently we have made several strategic acquisitions to further diversify our revenue mix and enhance our operational performance. We believe that through these recent acquisitions we have repositioned the Company to deliver stronger financial results and greater shareholder value. Accordingly, our expectations for financial performance going forward have increased.”

After the end of the second quarter, the Company acquired the Nsoro wireless business and its expectations were not included in its previously issued guidance. MasTec now expects Nsoro revenue in the third quarter, which includes two months of operating results, to be $35 to $40 million and the Company expects it to contribute $40 to $45 million in revenue in the fourth quarter of the year. Additionally, MasTec initially indicated that it expected this acquisition to be accretive in 2009, but now expects it to be slightly accretive in 2008 as well.

The Wanzek acquisition, which was announced today, is expected to close in the fourth quarter of this year. 2008 Guidance assumes an October close and two months of operating results in the fourth quarter. The Company expects this acquisition to contribute incremental revenue of approximately $50 million in the fourth quarter and for the transaction to be slightly accretive in 2008.

Increased guidance for the year ended December 31, 2008, projects revenue in the range of $1.375 to $1.395 billion and income from continuing operations for 2008 estimated at $0.92 to $0.95 per diluted share. This compares with revenue of $1.038 billion and income from continuing operations of $0.09 per diluted share, in 2007. Pro forma income from continuing operations, before legacy legal issues and other charges, was $0.67 per diluted share in 2007. The projected revenue growth rate is 32 to 34 percent over the prior year.

For 2009, MasTec expects revenue to be in the range of $1.95 to $2.0 billion, approximately a 40% to 45% growth rate over expected revenue for 2008. Earnings per share for 2009 is expected to be between $1.05 and $1.15 per diluted share. Growth in earnings per share is expected to range from 11% to 25% over projected earnings for 2008.

Despite strong earnings growth in 2009, book income will be burdened by two factors. The most significant factor is having an estimated book tax rate of 25 to 26 percent for 2009 compared with only two percent in 2008. Tax expense in 2009 is an estimated $0.34 to $0.40 per diluted share compared with $0.02 per diluted share in 2008. The other significant factor affecting earnings per share is the estimated non-cash amortization expense of acquisition-related intangible assets which will increase substantially in 2009.

Due to MasTec’s $210 million Federal tax net operating loss carryforward and related tax benefits deferred for book purposes, MasTec has not had any significant amounts of book tax expense in recent years. However, with the improved earnings outlook, the Company expects to use up its deferred tax valuation allowance in 2009 and start accruing a significant amount of taxes after recording approximately $85 million in pre-tax earnings from June 30, 2008 forward. MasTec estimates that its book tax rate will be approximately 25 to 26 percent in 2009 versus two percent in 2008. Regarding cash taxes, based upon current projections, the Company may pay several million dollars of alternative minimum tax payments in 2009, should pay a partial year of cash taxes in 2010 and then be a full cash taxpayer in 2011.

Based on preliminary estimates, MasTec expects that the non-cash amortization expense of acquisition-related intangible assets will be about $4 to $5 million in 2008 and $12 to $15 million for 2009. A significant portion of the acquisition-related amortization expense is taken in the first several years after purchase, especially in the first year. Despite the heavy earnings burden of the non-cash acquisition intangibles amortization expense, the Company expects that all of its acquisitions will be accretive in 2009.

As a result of the above, MasTec believes that it is difficult to make a meaningful comparison of operating performance from 2008 to 2009 based solely on book earnings, and that a more meaningful comparison can be made using earnings before interest, taxes, depreciation and amortization, or EBITDA, implicit in MasTec’s guidance.

EBITDA for 2008 is estimated to be in the range $109 to $114 million, which compares to $73 million for 2007, a 49 to 56 percent growth rate. 2009 EBITDA is estimated to be $180 to $200 million, which is a 58 to 83 percent growth rate over 2008 expectations. EBITDA margin, based on the Company’s guidance, is estimated to improve from 7.0 percent for 2007 to 7.9 to 8.2 percent for 2008 to 9.2 to 10.0 percent for 2009.

Pre-tax operating margin, was 4.4 percent for 2007. MasTec’s increased guidance today assumes a 4.8 to 4.9 percent pre-tax margin for 2008 and 6.0 to 6.5 percent for 2009. The 4.4 percent for 2007 reflects the pro forma impact of adding back the $39 million legacy litigation charge that the Company has been using in all of the comparisons. The negative impact on pre-tax margins of the non-cash amortization expense of acquisition-related intangibles is negligible for 2007 and an estimated 30 to 40 basis points for 2008 and 60 to 80 basis points for 2009.

Mr. Mas concluded, “Margin expansion remains the number one priority at MasTec. Our margin guidance is consistent with the short and medium-term goal of 6 to 8 percent pre-tax margin that I laid out eighteen months ago.”

The Company’s guidance assumes continuation of today’s soft economy and is not dependent on a fourth quarter recovery or a 2009 recovery. While no significant economic recovery is in the Company’s projections, the guidance assumes that the economy does not materially weaken and that fuel prices stabilize at current levels and that there are no fuel supply disruptions. Guidance also assumes two months of financial contribution in 2008 from the Wanzek acquisition which was announced earlier today and makes certain assumptions regarding its financing. The Company’s guidance also assumes no additional impact of legacy litigation, or any mark-to-market valuation adjustments on auction rate securities, either positive or negative.

MasTec is a leading specialty contractor operating mainly throughout the United States across a range of industries. The Company’s core activities are the building, installation, maintenance and upgrade of communication and utility infrastructure systems. The Company’s corporate website is located at www.mastec.com.

MasTec, Inc.

Reconciliation of Non-GAAP Disclosures- Unaudited

	For the Year Ended December 31, 2007
Income from Continuing Operations Reconciliation	Total (in millions)	Pre-tax Operating Margin	EBITDA Margin	Earnings per Diluted Share
GAAP Income from continuing operations	$6.3	0.6%	3.2%	$0.09
Charges for settlement of litigation, claims and other disputes	39.3	3.8%	3.8%	0.58

Income from continuing operations excluding charges for settlement of litigation, claims and other disputes	$45.5	4.4%	7.0%	$0.67

EBITDA Reconciliation (in millions)	2007	2008	2009
Net Income (loss)	(7)	$65-67	$89-97
Loss from discontinued operations, net of taxes	14	—	—

Income from continuing operations	$6	$65-67	$89-97
Interest, net	9	14-15	15-17
Income tax provision	—	1-1	29-34
Amortization	1	4-5	12-15
Depreciation	17	25-26	35-37

Earnings from continuing operations before interest, taxes, amortization and depreciation (EBITDA)	34	$109-114	$180-200

Excluded charges for settlement of litigation, claims and other disputes	39
EBITDA, excluding legacy legal settlements	$73

Note: Reconciliation tables do not foot due to rounding differences

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. These statements are based on our current expectations and are subject to risks, uncertainties, and other factors, some of which are beyond our control, that are difficult to predict, and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. Important factors that could cause actual results to differ materially from those in forward-looking statements include; our ability to obtain financing or otherwise consummate the Wanzek acquisition on a timely basis or at all, retain qualified personnel and key management, integrate Wanzek and Nsoro with MasTec within the expected timeframes and achieve the revenue, cost savings and earnings levels from the acquisitions at or above the levels projected; that in connection with the acquisition of Nsoro’s principal customer; our ability to raise the funds necessary to purchase Wanzek on terms at least at as favorable as those assumed in our financing plans; economic downturns, reduced capital expenditures, reduced financing availability, consolidation and technological and regulatory changes in the industries we serve; public response to and the potential expiration or extension of the federal production tax credit and any similar local or state regulations affecting renewable energy projects; increases in fuel, maintenance, materials and other costs; any liquidity issues related to our securities held for sale; adverse determinations on any claim, lawsuit or proceeding; the highly competitive nature of our industry; our dependence on a limited number of customers; the ability of our and Wanzek’s customers to terminate or reduce the amount of work, or in some cases prices paid for services under many of our contracts; the adequacy of our insurance, legal and other reserves and allowances for doubtful accounts; any exposure related to our divested state Department of Transportation projects and assets; the restrictions imposed by our credit facility, senior notes and any future loans or securities; the outcome of our plans for future operations, growth and services, including backlog and acquisitions; any dilution or stock price volatility which shareholders may experience in connection with shares we may issue as consideration for earn-out obligations entered into in connection with past or future acquisitions; and the other factors referenced in the reports we furnish to and file with the SEC. We do not undertake any obligation to update forward-looking statements.